 Exhibit 99.2

True Nature Holding, Inc. Executes Rollup Strategy by Agreeing to Acquire Cherokee Custom Script of Atlanta, a Compounding Pharmacy

ATLANTA, GA--(Marketwired - May 4, 2016) - True Nature Holding, Inc. (OTCQB: TNTY) ("the Company") today announced that it has entered into a letter of intent to acquire Cherokee Custom Script Pharmacy of Holly Springs, Georgia. Cherokee was the first pharmacy in Georgia to be accredited by the Pharmacy Compounding Accreditation Board (PCAB), a service of the Accreditation Commission for Health Care (ACHC). Aligned with USP requirements, PCAB Accreditation is the most comprehensive compliance solution in the industry and is designed to enhance pharmacy operations through process improvement.

According to Steve Keaveney, Chairman and CEO of True Nature, “The staff at Cherokee is among the most professional we have met and we expect their commitment to quality to extend throughout our entire organization as we grow. This is our second compounding pharmacy under LOI as part of a long term rollup strategy within the industry,” he concluded.

Mr. Dale Coker, RPh, FIACP, the owner of Cherokee stated, ”I see great change and consolidation coming to our industry. I look forward to leading the way to large scale, high quality pharmacy operations under the True Nature umbrella.” Mr. Coker is an industry leader and contributes to the professional development of its owners and pharmacists through his involvement with the International Academy of Compounding Pharmacists (IACP), where he currently serves as Chairman of their Board of Directors.

The professionals of Cherokee are also members of Georgia Pharmacy Association, Academy of Independent Pharmacy, National Community Pharmacists’ Association, International Academy of Compounding Pharmacy, Professional Compounding Centers of America and the American Pharmacists Association

The transaction is subject to final due diligence, and approval of both companies Board of Directors. The transaction for stock and debt is expected to close within the next 30 days.

About True Nature Holding, Inc.: True Nature Holding's business plan contemplates a roll-up of compounding pharmacies who have traditionally operated locally but have specialty formulations that may have a larger market. It intends to acquire compounding pharmacies that serve both the veterinary and human markets. The Company plans to establish a national online pharmacy, “True Nature Pharmacy’ to market its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

FOR MORE INFORMATION ABOUT TRUE NATURE HOLDING, INC., PLEASE CONTACT:

Stephen Keaveney

Chairman and Chief Executive Officer

True Nature Holding, Inc.

404-254-6980